Exhibit 99.1

NAVISTAR IN PARTNERSHIP ON $400 MILLION TAIWAN MILITARY CONTRACT;
GIVES SECOND QUARTER GUIDANCE OF 65 TO 70 CENTS PER SHARE

WARRENVILLE, Ill. -- April 14, 2005 -- Navistar International Corporation (NYSE:NAV) today announced that its operating company International Truck and Engine Corporation in partnership with SanYang Industry Company LTD of Taiwan won a five-year contract worth approximately $400 million U.S. for the delivery of up to 5,000 trucks to the Taiwan Ministry of National Defense.

The contract was awarded April 13 and is set to be signed within the next few weeks. Delivery of completed vehicles will begin in May 2006.

SanYang is the primary contractor and International is a subcontractor. Parts and components for the trucks will be built and prepared into kits in the United States and assembled in Taiwan to meet local content requirements.

The International® 7400 4x4 vehicles with I-6 engines will be used in troop carrier and general cargo applications by Taiwan’s armed forces. The new International vehicles will replace the M35 truck built by AM General for the past 30 years.

Navistar also announced that it expects per diluted common share in its second fiscal quarter ending April 30, 2005 to be in the area of $0.65 to $0.70 per diluted common share compared with $0.67 per diluted common share in the second quarter a year ago.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, reiterated that based on the company’s current truck industry volume forecast of 389,500 units, earnings in 2005 should be in the range of at least $4.60 to $5.00 per diluted common share.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at: www.internationaldelivers.com.

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